Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Fourth quarter and full year revenue increase double digits year-over-year

Significant progress made along operational excellence initiatives

Company provides fiscal 2023 financial outlook

HOUSTON, February 27, 2023 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”), a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry, today reported operational and financial results for the fourth quarter and full year 2022.

Fourth Quarter Highlights

•
Revenue of $96.8 million increased 10% sequentially and 24% year-over-year
•
Net Bookings of $93.8 million increased 52% sequentially and 18% year-over-year
•
Net Loss of $0.3 million improved $63.2 million year-over-year
•
Adjusted EBITDA of $10.4 million improved from $0.6 million one year ago and increased 48% sequentially
•
Gross Margin of 31% increased 579 basis points sequentially and 979 basis points year-over-year
•
Published first corporate sustainability report

Full Year Highlights

•
Revenue of $362.1 increased 12% year-over-year
•
Net Bookings of $271.6 million increased 19% year-over-year
•
Signed $122.0 million of master service agreements (MSAs) in 2022
•
Net Income of $0.4 million increased $128.4 million year-over-year
•
Adjusted EBITDA of $30.0 million increased 97% year-over-year
•
Gross Margin of 27% increased 160 basis points year-over-year
•
Repurchased $20.8 million of shares during the year at an average price of $23.41 per share
•
Announced a Collaboration Agreement with Aker Solutions to offer subsea injection systems for carbon capture, utilization, and storage (“CCUS”) projects
•
Announced Scope 1 and Scope 2 GHG emissions reduction target of 50% by 2030
•
Received upgraded MSCI ESG rating of an “A”
•
Closed on the sale of the Houston forge facility and entered into purchase and sale agreements for Houston’s administrative and aftermarket buildings
•
Committed investment of $22 million in wellhead manufacturing equipment that is expected to be delivered in Q4’23

"Dril-Quip delivered a strong fourth quarter, capping an important year where we met or exceeded most of our targets and made significant progress along our longer-term financial, operational, and strategic objectives," said Jeff Bird, Dril-Quip’s President and Chief Executive Officer. “Our double digit, top-line growth was driven by strong activity in key geographies and aggressive investment by larger offshore customers, helping offset some lingering foreign exchange headwinds. Bookings of $94 million in the quarter were the highest quarterly mark we have achieved since the fourth quarter of 2019, reflecting the ongoing upcycle in the offshore market. Accelerating MSA activity throughout the year is also a favorable indicator for our bookings growth potential in 2023 and beyond. Our profitability continues to improve as our operational alignment initiatives are yielding meaningful results and support our future profitable growth.

“Looking ahead, we expect to continue to capitalize on the constructive offshore drilling market. We are keeping a pulse on customer behaviors and confidence, and we expect order trends and spending to accelerate in 2023. We continue to see increased investment and activity in key markets such as Saudi Arabia, Norway and Latin America with additional promise coming from West Africa, a region that has been dormant. We enter the year with a stronger, more nimble business able to drive organic growth, supported by a strong balance sheet and the financial flexibility that allows us to pursue inorganic growth opportunities where appropriate, as we continue to make strides in our business alignment efforts, capturing market share, and driving sustained, profitable growth for our shareholders.”

2023 Financial Outlook

•
Revenue growth of 10%
•
Bookings year-over-year growth of 10% to 20%
•
Adjusted EBITDA incremental margins of 40% to 60%
•
Capital Expenditures of $25 million to $30 million

In conjunction with today’s release, the Company posted a new investor presentation entitled “2023 Investor Presentation” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2022 was $96.8 million, up $8.7 million from the third quarter of 2022 and up $18.9 million compared to the fourth quarter of 2021. The increase in revenue was driven by higher product and service revenues across all regions reflecting the ongoing upcycle in the offshore market. For the full year 2022, revenue was $362.1 million, up $39.1 million from the full year of 2021. The increase in revenue year-over-year was driven by higher product revenues across all regions and higher service revenues in the western hemisphere and Europe, partially offset by lower service revenues in the Asia-Pacific region.

Cost of sales for the fourth quarter of 2022 was $66.6 million, an increase of $0.9 million sequentially from the third quarter of 2022. Gross operating margin for the fourth quarter of 2022 was 31.2%, up from 25.4% for the third quarter of 2022. Gross margins increased sequentially driven by favorable product line mix from subsea projects, strong downhole tools growth and leverage on higher revenue.

Cost of sales for the full year of 2022 was $265.9 million, an increase of $23.6 million from the full year 2021. Gross operating margin for the full year 2022 was 26.6% compared to a gross operating margin of 25.0% for the full year 2021. The increase in gross operating margin year-over-year can be primarily attributed to favorable product line mix and productivity initiatives, partially offset by some higher materials costs from inflationary pressures.

Selling, General, Administrative, and Engineering Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2022 were $26.9 million, an increase of $4.4 million compared to the third quarter of 2022. SG&A increased sequentially primarily due to bad debt expense incurred during the quarter. SG&A expenses for the full year 2022 were $94.2 million, a decrease of $20.8 million compared to the full year 2021. The year-over-year decrease in SG&A is primarily attributable to lower legal expenses in connection with the FMC lawsuit and decreased administrative costs associated with the importation tax settlement under the Brazilian tax amnesty program. Engineering and product development expenses of $2.7 million for the fourth quarter of 2022 were largely unchanged compared to the third quarter of 2022. Engineering and product development expense of $11.7 million for the full year of 2022 decreased by $3.4 million, or 22%, compared to the full year 2021. The decrease year-over-year is attributed to lower research and development activities as we completed certain strategic projects.

Net Income, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2022, the Company reported net loss of $0.3 million, or $0.01 loss per share, compared to a net income of $15.2 million or $0.44 per share for the third quarter of 2022. For the full year of 2022, the Company reported a net income of $0.4 million, or $0.01 per share, compared to a net loss of $128.0 million, or $3.62 loss per share, for the full year of 2021.

Adjusted EBITDA totaled $10.4 million for the fourth quarter of 2022 compared to $7.0 million for the third quarter 2022. The increase in adjusted EBITDA sequentially can be attributed to higher revenues and favorable product mix from certain subsea and downhole tools projects. Adjusted EBITDA for the full year of 2022 was $30.0 million compared to $15.2 million the full year of 2021. The increase in adjusted EBITDA year-over-year can be mostly attributed to leverage on incremental product and service revenues and the impacts of operational efficiency initiatives throughout the year.

Net cash used in operations was $17.6 million and free cash flow was a negative $22.8 million for the fourth quarter of 2022. The decrease in net cash provided by operations of $18.6 million compared to the third quarter of 2022 was primarily driven by working capital requirements, capital expenditures and some restructuring related costs. Net cash used in operating activities was $36.8 million, and free cash flow was a negative $55.6 million for the full year of 2022. The decrease in net cash provided by operations of $75.2 million compared to the full year of 2021 was primarily driven by working capital consumption due to revenue growth, strategic purchases of inventory and restructuring related costs. Capital expenditures in the fourth quarter of 2022 were $5.2 million and $18.9 million for the full year of 2022, the majority of which were related to investments in manufacturing equipment and rental tools bound for work already secured.

Gain on sale of property, plant and equipment was approximately $20.0 million in the fiscal year 2022, primarily related to the sale of our Houston forge facility building and obsolete machinery and equipment.

Share Repurchases

As of December 31, 2022, the company year-to-date has purchased 888,197 shares at an average price of $23.41 per share, totaling $20.8 million and retired such shares. The Company has approximately $103 million remaining of the current authorization by the Board of Directors. The Company continues to evaluate the amount and timing of its share repurchases as part of its overall capital allocation strategy.

Conference Call and Webcast

Management will host a conference call and a webcast to discuss the financial results on February 28, 2023, at 10:00 a.m. Eastern Standard Time / 9:00 a.m. Central Standard Time. The presentation is open to all interested parties and may include forward-looking information.

To pre-register for the conference call and obtain a dial-in number and passcode, please click on the registration link below.

Conference Call and Webcast Details

Date / Time:	Tuesday, February 28, 2023, at 10:00 a.m. EST / 9:00 a.m. CST
Dial-in Registration	https://register.vevent.com/register/BId225fc2493c24803a6596c6eba9e08da
Webcast:	https://edge.media-server.com/mmc/p/mmhy2ipd

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the impact of general economic conditions, including inflation, on economic activity and on our operations, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income (loss) excluding income taxes, interest income and expense, depreciation and amortization expense, stock-based compensation, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Erin Fazio, Director of Corporate Finance

Erin_Fazio@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
	(In thousands, except per share data)
Revenues:
Products	$64,713	$58,508	$240,842	$213,760
Services	21,657	20,443	79,195	74,143
Leasing	10,444	9,190	42,033	35,042
Total revenues	96,814	88,141	362,070	322,945
Costs and expenses:
Cost of sales	66,567	65,710	265,935	242,356
Selling, general and administrative	26,877	22,431	94,206	115,036
Engineering and product development	2,699	2,645	11,740	15,104
Restructuring and other charges	3,466	2,180	11,443	78,933
Gain on sale of property, plant and equipment	(2,249)	(17,276)	(20,019)	(4,482)
Foreign currency transaction (gain) loss	1,818	(1,901)	(3,756)	836
Total costs and expenses	99,178	73,789	359,549	447,783
Operating income (loss)	(2,364)	14,352	2,521	(124,838)
Interest income	3,310	379	4,465	575
Interest expense	68	(131)	(216)	(787)
Income tax provision (benefit)	1,266	(610)	6,327	2,946
Net income (loss)	$(252)	$15,210	$443	$(127,996)
Income (Loss) per share
Basic	$(0.01)	$0.45	$0.01	$(3.62)
Diluted	$(0.01)	$0.44	$0.01	$(3.62)
Depreciation and amortization	$7,069	$7,123	$29,421	$30,381
Capital expenditures	$5,154	$10,283	$18,866	$9,990
Weighted Average Shares Outstanding
Basic	34,038	33,948	34,237	35,331
Diluted	34,038	34,232	34,467	35,331

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021
	(In thousands)
Assets:
Cash and cash equivalents	$264,804	$290,279	$355,451
Short-term investments	32,232	25,287	-
Other current assets	455,552	430,192	390,098
PP&E, net	181,270	181,359	216,200
Other assets	38,657	43,407	48,677
Total assets	$972,515	$970,524	$1,010,426
Liabilities and Equity:
Current liabilities	$87,555	$89,287	$93,663
Deferred Income taxes	3,756	3,918	3,925
Other long-term liabilities	6,288	12,482	15,730
Total liabilities	97,599	105,687	113,318
Total stockholders equity	874,916	864,837	897,108
Total liabilities and equity	$972,515	$970,524	$1,010,426

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share

to Adjusted Diluted Earnings (Loss) per Share

Adjusted Net Income (Loss) and Diluted EPS:	Three months ended
	December 31, 2022		September 30, 2022		December 31, 2021
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$(252)	$(0.01)	$15,210	$0.44	$(63,429)	$(1.80)
Adjustments (after tax):
Foreign currency transaction (gain) loss	1,436	0.04	(1,502)	(0.04)	1,264	0.04
Restructuring and other costs, including severance	2,738	0.08	1,722	0.05	45,962	1.31
Gain on sale of property, plant and equipment	(1,777)	(0.05)	(13,648)	(0.40)	(471)	(0.01)
Adjusted net income (loss)	$2,145	$0.06	$1,782	$0.05	$(16,674)	$(0.46)

Adjusted Net Income (Loss) and Diluted EPS:	Twelve months ended December 31,
	2022		2021		2020
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$443	$0.01	$(127,996)	$(3.62)	$(30,768)	$(0.87)
Adjustments (after tax):
Foreign currency transaction (gain) loss	(2,967)	(0.09)	660	0.02	1,853	0.05
Impairments	-	-	-	-	6,098	0.17
Restructuring and other costs, including severance	9,040	0.26	76,354	2.16	31,979	0.91
Gain on sale of property, plant and equipment	(15,815)	(0.46)	(3,541)	(0.10)	(464)	(0.01)
Adjusted net income (loss)	$(9,299)	$(0.28)	$(54,523)	$(1.54)	$8,698	$0.25

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(In thousands)
Net income (loss)	$(252)	$15,210	$(63,428)
Add:
Interest (income) expense, net	(3,378)	(248)	(80)
Income tax provision (benefit)	1,266	(610)	(8,148)
Depreciation and amortization expense	7,069	7,123	7,723
Restructuring and other costs, including severance	3,466	2,180	58,180
Gain on sale of property, plant and equipment	(2,249)	(17,276)	(596)
Foreign currency transaction (gain) loss	1,818	(1,901)	1,600
Stock compensation expense	2,694	2,569	5,354
Adjusted EBITDA	$10,434	$7,047	$605

Adjusted EBITDA:	Year ended
	December 31, 2022	December 31, 2021	Year ended December 31, 2020
	(In thousands)
Net income (loss)	$443	$(127,996)	$(30,768)
Add:
Interest (income) expense, net	(4,249)	212	(1,510)
Income tax provision (benefit)	6,327	2,946	(31,281)
Depreciation and amortization expense	29,421	30,381	32,389
Impairments	-	-	7,719
Restructuring and other costs, including severance	11,443	96,650	40,480
Gain on sale of property, plant and equipment	(20,019)	(4,482)	(587)
Foreign currency transaction gain (loss)	(3,756)	836	2,345
Stock compensation expense	10,363	14,895	12,914
Brazilian amnesty settlement	-	1,787	-
Adjusted EBITDA	$29,973	$15,229	$31,701

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	December 31, 2022	September 30, 2022	December 31, 2021
	(In thousands)
Net cash provided by (used in) operating activities	$(17,604)	$1,042	$4,689
Less:
Purchase of property, plant and equipment	(5,154)	(10,283)	(2,062)
Free cash flow	$(22,758)	$(9,241)	$2,627

Free Cash Flow:	Twelve months ended December 31,
	2022	2021	2020
	(In thousands)
Net cash provided by (used in) operating activities	$(36,771)	$38,428	$(21,088)
Less:
Purchase of property, plant and equipment	(18,866)	(9,990)	(11,943)
Free cash flow	$(55,637)	$28,438	$(33,031)